Exhibit 10.2
This stipulation and agreement (this “Agreement”) memorializes the parties’ agreement (the “RVI/DSW Settlement”) with respect to certain terms relating to a comprehensive settlement including, without limitation, (i) a compromise and settlement of all rights, claims, defenses and counterclaims involving Retail Ventures, Inc. and its officers, directors and subsidiaries other than DSW (as hereinafter defined) (collectively, “RVI”) and (ii) a compromise and settlement of all rights, claims, defenses and counterclaims involving DSW, Inc. and its officers, directors and subsidiaries (collectively, “DSW”).
Specifically, FB Liquidating Estate, Inc., formerly known as Filene’s Basement, Inc. (“Filene’s”), FB Services LLC and FB Leasing Services LLC (collectively, the “Debtors”), the Official Committee of Unsecured Creditors (the “Committee”), RVI and DSW hereby stipulate and agree as follows (unless otherwise expressly provided, such stipulation and agreement shall become effective upon the date of entry of a final and non-appealable order of the U.S. Bankruptcy Court for the District of Delaware approving the RVI/DSW Settlement) (the “Effective Date”):
1. Release and Expungement of RVI Note Claims: On the Effective Date, RVI’s claims against the Debtors, including any and all principal and accrued interest, in respect of (i) the $27,599,000 Amended and Restated Promissory Note, dated as of January 17, 2008, made by Filene’s Basement, Inc. in favor of RVI, and (ii) the $25,000,000 Subordinated Promissory Note, dated as of January 3, 2008, made by Filene’s Basement, Inc. in favor of RVI, shall be deemed withdrawn, released and expunged with prejudice from the Debtors’ claims register.
2. Assumption of Pension Plan; Indemnification: On the Effective Date, Filenes’s, as the sole sponsor of the Filene’s defined benefit pension plan (the “Pension Plan”), hereby agrees to transfer to RVI all of its rights and obligations with respect to (i) the Pension Plan, (ii) the Pension Plan’s related trust agreement, (iii) the assets held pursuant to such trust agreement and (iv) any and all other related agreements, and RVI hereby agrees to accept such transfers and assume all of Filene’s rights and obligations with respect to (i) the Pension Plan, (ii) the Pension Plan’s related trust agreement, (iii) the assets held pursuant to such trust agreement and (iv) any and all other related agreements (the “Pension Rights and Obligations”) and RVI agrees to assume the Pension Rights and Obligations, which transfer and assumption shall be effective as of the Effective Date. RVI shall indemnify Filene’s against any third party claim asserted by any person or entity arising out of, or relating in any way to, the Pension Plan; provided, however, that RVI shall not indemnify Filene’s for any such claim to the extent attributable to any act or omission between April 21, 2009 and the Effective Date. As used in this Agreement, unless otherwise expressly stated, the term “person” means any natural person, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

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4. Allowed General Unsecured Claims of RVI:
(a) RVI shall have three allowed general unsecured claims against the Debtors (collectively, the “RVI Claims”) for amounts owed by the Debtors to RVI or paid by RVI on account of the Debtors’ business, as follows:
(i) a claim in the amount of $6.36 million representing amounts actually paid (whether prior to, on or after the date of this Agreement) on account of guarantees provided by RVI to factors of the Debtors and identified on Exhibit A to this Agreement;
(ii) a claim in the amount of $3.0 million representing amounts owed by the Debtors to RVI for inventory purchased for or provided to the Debtors prior to April 21, 2009; and
(iii) a claim in the amount of $2.3 million representing a negotiated settlement of: (w) amounts actually paid (whether prior to, on or after the date of this Agreement) on account of guarantees provided by RVI to landlords of the Debtors; (x) amounts owed by the Debtors to RVI for shared services rendered to the Debtors prior to April 21, 2009; (y) amounts paid or in the future required to be paid by RVI (whether prior to, on or after the date of this Agreement) to the plaintiffs in connection with the trademark action Fendi Adele S.R.L., Fendi S.R.L. and Fendi North America, Inc. v. Filene’s Basement, Inc. and Retail Ventures, Inc., Case No. 06 CV 0244 (S.D.N.Y.); and (z) any additional amounts that may be owed by the Debtors to RVI for any reason whatsoever.
(b) The RVI Claims will receive the same treatment under the Plan (as defined below) as claims held by other general unsecured creditors; provided, however, that the RVI Claims shall be deemed allowed claims as of the Effective Date and shall not be objected to by any party to this Agreement for any reason, except that any claims filed by RVI in excess of the RVI Claims shall be deemed reduced to the amounts provided for herein without any further order of court. Distributions on account of the RVI Claims shall be made to RVI or its designee.
5. Allowed General Unsecured Claims of DSW: DSW shall have an allowed general unsecured claim (the “DSW Claim”) against the Debtors in the amount of $446,667. The DSW Claim will receive the same treatment under the Plan as claims held by other general unsecured creditors; provided, however, that the DSW Claim shall be deemed an allowed claim as of the Effective Date and shall not be objected to by any party to this Agreement for any reason, except that any claim filed by DSW in excess of the DSW Claim shall be deemed reduced to the amount provided for herein without any further order of court. Distributions on account of the DSW Claim shall be made to DSW or its designee.

6. Transition Services: The Debtors shall (i) promptly execute an Assumption and Modification Agreement substantially in the form attached hereto as Exhibit B to assume and modify the Transition Services Agreement, dated as of April 21, 2009 (the “Transition Services Agreement”), by and between DSW and Filene’s Basement, Inc., and (ii) promptly pay all cure costs (which are agreed by the parties to equal $53,333 in the aggregate as of the date of this Agreement) relating to the Transition Services Agreement.
7. Visa Check/MasterMoney Litigation Proceeds: Attached hereto as Exhibit C is a form of letter from RVI directing that any future proceeds or distributions due and owing to Filene’s in respect of the Visa Check/MasterMoney Antitrust Litigation be remitted to Filene’s. RVI agrees that it will promptly remit to Filene’s any sums due to Filene’s in respect of such litigation that may be inadvertently paid to RVI, and Filene’s agrees that it will promptly remit to RVI any sums due to RVI in respect of such litigation that may be inadvertently paid to Filene’s.
8. Workers’ Compensation Matters: The Debtors and the Committee agree that if they seek to estimate any claim of any person with respect to workers’ compensation liability, if such person was or is the beneficiary of a letter of credit or otherwise holds any collateral at the time such claim is estimated and such person’s claim is estimated at an amount that is less than the amount of such letter of credit or collateral, then the Debtors and the Committee may seek to recover from such person an amount equal to but no greater than the difference between such amounts so that such person will at all times remain fully secured. The Debtors and the Committee agree that in estimating any claim pursuant to this paragraph 8, such estimate shall be determined in good faith so as to reasonably estimate the ultimate total liability associated with all pending claims and claims incurred but not reported, based on information prepared in accordance with generally accepted actuarial methods and assumptions.
9. Mutual Releases: In consideration of the covenants contained in this Agreement, including, without limitation, RVI’s agreements with respect to the Pension Plan pursuant to paragraph 2 of this Agreement, and other good and valuable consideration (receipt and sufficiency of which is hereby acknowledged) on the Effective Date:
(i) the Debtors, their estates, the Committee, and any party that may acquire standing to prosecute estate claims on their behalf (the “Debtor Releasors”) shall be deemed to forever release RVI and DSW and their officers, directors, agents, attorneys and employees and the Buxbaum Releasees (as hereinafter defined) (collectively, the “RVI/DSW Releasees”) from any and all claims and causes of action of any nature whatsoever, including, without limitation, any and all claims pursuant to Chapter 5 of the Bankruptcy Code, that the Debtor Releasors may have against the RVI/DSW Releasees;
(ii) the RVI/DSW Releasees shall be deemed to forever release the Debtor Releasors from any and all claims and causes of action that the RVI/DSW Releasees may have against the Debtor Releasors, except with respect to those claims allowed herein; and

(iii) to the extent approved by the Bankruptcy Court in the context of a Chapter 11 plan of liquidation or reorganization to be proposed in the Debtors’ Chapter 11 cases, to the extent a creditor votes in favor of any plan of liquidation or reorganization proposed by the Debtors and/or the Committee (the “Plan”), or to the fullest extent permitted by law, such creditor shall be deemed to forever release the RVI/DSW Releasees from any and all claims and causes of action that such creditor may have against the RVI/DSW Releasees related to the prepetition and postpetition conduct of the Debtors’ business and the Debtors’ Chapter 11 cases;
provided, however, that the foregoing releases shall not limit the rights of any party to enforce the terms of this Agreement. Approval of the release provided in paragraph 9(iii) of this Agreement shall not serve as a condition precedent to the effectiveness of the RVI/DSW Settlement, provided that the Debtors and the Committee shall cooperate in good faith and use their best efforts to obtain such approval.
The releases provided under this paragraph 9 shall apply to all rights arising from or pursuant to Chapter 5 of the Bankruptcy Code; for the avoidance of doubt, claims against RVI and/or DSW, including under Chapter 5 of the Bankruptcy Code, shall not be used to offset RVI Claims and/or DSW Claims. As used in this Agreement, the term “Buxbaum Releasees” refers to FB II Acquisition Corp., its subsidiaries and other affiliates (excluding the Debtors and any of their subsidiaries which may from time to time exist) and their respective stockholders, directors, managers, officers, employees, agents, attorneys and representatives (excluding such persons of the Debtors and any of their subsidiaries which may from time to time exist).
10. RVI/DSW Exculpation: To the extent approved by the Bankruptcy Court in the context of a Plan, the RVI/DSW Releasees and their respective attorneys shall be afforded the benefit of any and all exculpation and limitation of liability provisions afforded under the Plan to the Debtors and the Committee. Approval of the exculpation and limitation of liability provided in this paragraph 10 shall not serve as a condition precedent to the effectiveness of the RVI/DSW Settlement, provided that the Debtors and the Committee shall cooperate in good faith and use their best efforts to obtain such approval.
11. Plan Support by RVI / DSW: Subject to paragraph 12, and except as otherwise agreed with the Debtors: each of RVI and DSW agrees to support the Plan; not to file any objection to confirmation of the Plan; and not to support any other party in connection with any efforts to defeat the Plan.
12. Settlement Incorporation into Plan: The parties agree that neither the Debtors nor the Committee shall propose or support a plan of reorganization or liquidation that contains any terms inconsistent with the terms of the RVI/DSW Settlement or materially adverse to RVI or DSW or that otherwise fails to incorporate and/or ratify the terms of the RVI/DSW Settlement.

13. Entire Agreement: This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer, and shall not confer, upon any person other than the parties hereto any remedies, claims of liability or reimbursement, causes of action or any other rights whatsoever, except for the provisions of paragraph 9, which are intended to be for the benefit of, and shall be enforceable by, each RVI/DSW Releasee. This Agreement shall be binding upon and enforceable against any successors or assigns of any of the parties, including, without limitation, any trustee for any of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.
14. Bankruptcy Court Approval; Comprehensive and Integrated Settlement: This Agreement remains subject to approval of the Bankruptcy Court of the District of Delaware presiding over the Chapter 11 cases of the Debtors. This Agreement shall terminate and be of no further force or effect in the event that the RVI/DSW Settlement is not approved in all respects by the United States Bankruptcy Court for the District of Delaware. The RVI/DSW Settlement is intended to be a comprehensive and integrated settlement.
15. Governing Law; Submission to Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Bankruptcy Court of the District of Delaware in connection with any dispute arising out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any such action relating to this Agreement in any court other than the Bankruptcy Court of the District of Delaware.
16. Descriptive Headings: The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
[Signature Page to Follow]

RVI

Retail Ventures, Inc.
(on behalf of itself and its subsidiaries
other than DSW Inc. and its subsidiaries)

By:	/s/ James A. McGrady

	Name:	James A. McGrady
	Title:	Chief Executive Officer, Chief Financial Officer, President and Treasurer

September 25, 2009

DSW

DSW Inc.
(on behalf of itself and its subsidiaries)

By:	/s/ Douglas J. Probst

	Name:	Douglas J. Probst
	Title:	Executive Vice President and Chief Financial Officer

September 25, 2009

DEBTORS:			OFFICIAL COMMITTEE OF UNSECURED CREDITORS:

FB Liquidating Estate, Inc.
(formerly Filene’s Basement, Inc.)

By:	/s/ Alan Cohen		By:	/s/ Lawrence Gottlieb

	Name:	Alan Cohen		Name:	Lawrence Gottlieb
	Title:	Chief Restructuring Officer		Title:	Duly Authorized Signatory

September 25, 2009

FB Services LLC

By:	/s/ Alan Cohen

	Name:	Alan Cohen
	Title:	Chief Restructuring Officer

FB Leasing Services LLC

By:	/s/ Alan Cohen

	Name:	Alan Cohen
	Title:	Chief Restructuring Officer

September 25, 2009

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